EXHIBIT 10vii
PARTICIPATION AGREEMENT

2007 Equity Plan for Non-Employee Directors of
HNI Corporation

This Participation Agreement ("Participation Agreement") between the undersigned Non-Employee Director, _________________ ("Director"), and HNI Corporation (the "Corporation") is for the Election Period (as hereinafter defined) commencing January 1, 20__, and is subject to all of the terms and conditions of the 2007 Equity Plan for Non-Employee Directors of HNI Corporation (the "Plan") and any successor plan to the Plan.  Capitalized terms not defined herein shall have the meanings set forth in the Plan.

Director hereby elects to receive a percentage of his or her Fees in the form of Shares in lieu of a cash payment in accordance with the terms of the Plan as indicated in Section 1 below:

1.           Election of Shares.  Pursuant to the Plan, you may elect to receive up to 100 percent of your Fees from the Corporation in the form of Shares by filing with the Corporation's Corporate Secretary a Participation Agreement in the form hereof before January 1, 20__ (the "Due Date").  This election to receive Shares will be effective for the period beginning on the date of the Corporation's February __, 20__ Board of Directors' meeting and ending on December 31, 20__ (the "Election Period").  Except as the Corporation's Board of Directors (the "Board") may otherwise provide, this election to receive Shares is a one-time election for the Election Period and, unless you revoke or change such election by filing a new Participation Agreement by the Due Date, such election shall apply to your Fees for the Election Period only.  After the Due Date, an election may not be made effective until the commencement of the period beginning on the date of the Corporation's February 20__ Board meeting and ending on December 31, 20__, unless the Board shall have otherwise provided.  Director hereby elects to have

             % of his or her Fees

paid in the form of Shares.

2.           Effect of Termination of Directorship.  The Corporation shall issue Shares to Director for each calendar quarter during which Director has a Participation Agreement in effect.  Shares shall be issued on the date of each quarterly meeting of the Board.  The number of Shares so issued shall be equal to:  (i) the dollar amount of Fees that Director has elected to receive as Shares for the calendar quarter pursuant to his or her Participation Agreement divided by (ii) the Fair Market Value per Share on the date on which Director would have been paid such Fees in cash but for the Participation Agreement.  Shares shall be deemed earned during the calendar quarter in which Fees subject to the election to receive such Shares would otherwise be payable by the Corporation if paid in cash.  If the foregoing formula would result in the issuance of fractional Shares, any such fractional Shares shall be disregarded, and the remaining amount of Fees shall be paid in cash.  The Corporation shall pay any and all fees and commissions incurred in connection with the payment of Shares to Director.

3.           Director Acknowledgment and Signature.  Director understands that participation in the Plan is subject to the terms and conditions contained in the Plan.

IN WITNESS WHEREOF, Director has executed this Participation Agreement on the ___ day of ___________, 20__.

Director

Received and accepted by the Secretary of HNI Corporation this ________ day of _________________, 20__.

Secretary
HNI Corporation